Exhibit 5.1

Greenberg Traurig, LLP

July 31, 2020

Cadiz Inc.

550 S. Hope Street, Suite 2850

Los Angeles, CA 90071

Re: Cadiz Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the proposed offer and sale by Cadiz Inc., a Delaware corporation (the “Company”), of up to an aggregate of $30,000,000 of shares of the Company’s common stock, par value $0.01 per share (the “Shares”), pursuant to the Registration Statement on Form S-3 (File No. 333-228433) (the “Registration Statement”), which was originally filed under the Securities Act of 1933, as amended (the “Securities Act”) with the Securities and Exchange Commission (“SEC”) on November 16, 2018, the base prospectus dated November 26, 2018 contained in the Registration Statement (the “Base Prospectus”), and the prospectus supplement relating to the proposed offer and sale of the Shares filed with the SEC on July 31, 2020 pursuant to Rule 424(b) of the rules and regulations under the Securities Act (the “Prospectus Supplement”, and together with the Base Prospectus, the “Prospectus”). We understand that the Shares are proposed to be offered and sold by the Company through B. Riley Securities, Inc. (the “Agent”) pursuant to an at market issuance sales agreement by and between the Company and the Agent (the “At Market Issuance Sales Agreement”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below, including without limitation:

1.                   The Registration Statement;

2.                   The Prospectus;

3.                   The charter of the Company (the “Charter”), certified by the Secretary of State of the State of Delaware;

4.                   The bylaws of the Company (the “Bylaws”), certified as of the date hereof by an officer of the Company;

5.                   A certificate of the Secretary of State of the State of Delaware as to the good standing of the Company, dated as of a recent date;

6.                   Resolutions (the “Resolutions”) adopted by the Board of Directors of the Company (the “Board”), relating to, among other matters, (a) the registration, sale and issuance of the Shares and (b) the appointment of a Pricing Committee of the Board (the “Pricing Committee”) and the delegation to the Pricing Committee of all of the powers of the Board that may be delegated to the Pricing Committee with respect to the sale and issuance of the Shares, subject to the parameters established by the Resolutions, certified as of the date hereof by an officer of the Company;

7.                   The At Market Issuance Sales Agreement;

8.                   A certificate executed by an officer of the Company, dated as of the date hereof; and

9.                   Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies. We have not independently verified such factual matters. We have assumed that there has been no oral or written modification of or amendment to any of the documents submitted to us, and there has been no waiver of any provision of any of the documents submitted to us, by action or omission of the parties or otherwise. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

In expressing our opinions below, we have assumed, with your consent, that:

(a)	Each individual executing any of the documents submitted to us, whether on behalf of such individual or another person, is legally competent to do so;
(b)	Each individual executing any of the documents submitted to us on behalf of a party is duly authorized to do so;
(c)	Each of the parties (other than the Company) executing any of the documents submitted to us has duly and validly executed and delivered each of such documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms;
(d)	Upon the issuance of any Shares, the total number of shares of common stock of the Company issued and outstanding will not exceed the total number of shares of common stock of the Company that the Company is then authorized to issue under the Charter; and
(e)	Prior to the issuance of any of the Shares, the price and certain terms of the Shares to be issued by the Company from time to time will be authorized and approved by the Board or the Pricing Committee, in accordance with the DGCL (as defined below), the Charter, the Bylaws and the Resolutions (collectively, the “Corporate Proceedings”).

The opinion set forth below is limited to the Delaware General Corporation Law (which includes reported judicial decisions interpreting the Delaware General Corporation Law) (collectively, “DGCL”), and we have not considered and express no opinion on the effect of any laws or the laws of any other state or jurisdiction, including state and federal laws relating to securities or other federal laws, or the rules and regulations of stock exchanges or any other regulatory body

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Based on the foregoing, we are of the opinion that when issued and sold by the Company in accordance with the terms of the Registration Statement, the Prospectus, the Sales Agreement and the Corporate Proceedings and pursuant to one or more placement notices issued in accordance with the terms of the Sales Agreement (each, a “Placement Notice”), the Shares will be duly authorized, and when issued and delivered and paid for in accordance with the terms of the Registration Statement, the Prospectus, the Sales Agreement and the Corporate Proceedings and any such Placement Notice, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated July 31, 2020, which is incorporated by reference into the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Yours very truly,

/S/ Greenberg Traurig, LLP
Greenberg Traurig, LLP

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